Exhibit 99.1

          TECHTEAM GLOBAL REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

     SOUTHFIELD, Mich., May 4 /PRNewswire-FirstCall/ -- TechTeam Global, Inc. (the "Company") (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $337,000, or $0.03 per diluted common share for the three months ended
March 31, 2006. For the three months ended March 31, 2005, the Company reported net income of $1.8 million, or $0.18 per diluted common share. Certain items reduced earnings by $0.08 per share in the first quarter of 2006. The pre-tax effect of these items include:

     * A charge to cost of revenue for the net carrying value of assets of $580,000 related to the Company's decision to discontinue using certain software.

     * Professional fees recorded to selling, general, and administrative expense totaling $623,000 related to the following previously reported items: responding to a complaint filed by a shareholder seeking to inspect certain books and records of the Company, preparation for a potential proxy contest related to the election of the Company's Board of Directors, and the placement of the Company's new President and Chief Executive Officer.

     See the table following the financial statements contained in this press release for a reconciliation of first quarter earnings excluding these items to net income.

     First quarter highlights include:

     * Hiring a seasoned executive, William C. (Chris) Brown, to serve as the Company's President and Chief Executive Officer.

     * Successfully launching our SPOC program in March 2006 into a new region within Ford Motor Company and significantly expanding their enrolled user population in Europe as part of the contract renewal announced on December 1, 2005.

     * Doubling the number of qualified business opportunities in the Company's pipeline since December 2005.

     Total revenue decreased 3.4% to $40.6 million for the three months ended March 31, 2006, from $42.0 million for the same period in 2005. Excluding the revenue contributed by TechTeam Akela SRL ("Akela"), acquired on October 3, 2005, total revenue decreased 5.3% to $39.8 million for the three months ended March 31, 2006. The year-over-year decline in revenue is primarily attributable to the previously reported loss of a contract with the United States Department of State in September 2005, which provided $1.6 million in revenue in the first quarter of 2005. Revenue for the first quarter of 2006 also was negatively affected by approximately $1.2 million due to the strengthening of the U.S. dollar relative to the European euro and other international currencies in which the Company conducts business over the first quarter of 2005.

     Gross profit decreased 6.2% to $10.0 million for the three months ended March 31, 2006, from $10.7 million for the same period in 2005. The Company's gross margin (gross profit expressed as a percentage of revenue) decreased to 24.7% for the three months ended March 31, 2006 from 25.5% for the same period in 2005. The Company's gross profit and gross margin for the three months ended March 31, 2006 were negatively affected by the aforementioned pre-tax charge to income for the net carrying value of assets of $580,000 related to the Company's decision to discontinue using certain software. Excluding the pre-tax charge to income, gross margin increased to 26.2% for the three months ended
March 31, 2006.

     Selling, general, and administrative ("SG&A") expense was $9.70 million for the three months ended March 31, 2006, or 23.9% of the Company's total revenue. SG&A expense was $8.29 million, or 19.7% of revenue, for the same period in 2005. The year-over-year increase in SG&A expense can be primarily attributed to the following incremental expenditures that occurred during the three months ended March 31, 2006: Professional fees related to the potential proxy contest, responding to the previously reported complaint filed by a shareholder, and the placement of the Company's new President and Chief Executive Officer ($623,000); SG&A expense contributed as a result of the acquisition of Akela ($268,000); costs related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ($170,000); and stock-based compensation expense related to the Company's adoption of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," primarily attributable to stock options issued in the first quarter of 2006 ($164,000). By comparison, the Company's SG&A expense for the three months ended March 31, 2005 included an expense related to a one-time cash bonus of $200,000 paid to certain key employees of TechTeam Government Solutions, Inc. (formerly Digital Support Corporation, "DSC") following the successful renewal of a contract, in accordance with the terms of the Stock Purchase Agreement with DSC.

     Operating income declined 86.1% to $336,000 for the three months ended March 31, 2006, from $2.4 million for the same period in 2005. The Company's operating income for the three months ended March 31, 2006 was negatively affected by the aforementioned decline in revenue, pre-tax charge to cost of revenue for the net carrying value of assets, and increase in SG&A expense.

     Commenting on today's announcement, Chris Brown, President and Chief Executive Officer, stated, "This has been a busy quarter for us. While I am disappointed with our first quarter financial results, I am convinced that we have the fundamental business model, tools, and leadership focus necessary to improve our performance and create additional value for our shareholders in the coming months. I am pleased with the significant expansion of our business opportunity pipeline both within our current base of clients as well as in new customer areas and believe it's a good leading indicator of our future business expansion."

     Other components of TechTeam Global's first quarter 2006 performance include the following:

     * Revenue from the Company's European operations increased 0.9% to $12.8 million for the three months ended March 31, 2006 from $12.6 million during the same period in 2005. As noted, revenue was negatively impacted by approximately $1.2 million due to the strengthening of the U.S. dollar relative to the European euro and other international currencies in which the Company conducts business when compared to the first quarter of 2005.

     * Net cash provided by (used in) operating activities was ($4.6 million) for the three months ended March 31, 2006, versus $5.7 million for the same period in 2005. The decline in net cash provided by operating activities was principally due to a significant decrease in current liabilities of $8.5 million. Our working capital as of March 31, 2006 remains consistent with working capital at December 31, 2005. Net cash provided by operations is expected to be positive during the second quarter and for fiscal 2006. Free cash flow (net cash provided by (used in) operating activities less capital expenditures) was ($5.9 million) for the three months ended March 31, 2006, versus $4.8 million for the same period in 2005.

     * For the three months ended March 31, 2006, earnings before interest, taxes, depreciation, and amortization expense ("EBITDA") from continuing operations was $2.1 million, or 5.3% of revenue, compared with EBITDA from continuing operations of $3.9 million for the same period in 2005.

     The Company believes EBITDA is an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (See the table following the financial statements contained in this press release for a reconciliation of EBITDA to operating income.)

     * Total cash and cash equivalents were $27.2 million as of March 31, 2006, while long-term debt was $9.0 million as of the same date. This represents $1.80 in net cash and cash equivalents per common share outstanding as of the end of the first quarter of 2006.

     * Total shareholders' equity increased to $79.8 million as of March 31, 2006 from $78.2 million as of December 31, 2005. The Company's net book value increased from $7.87 per common share outstanding at December 31, 2005 to $7.91 per common share outstanding at March 31, 2006.

     * As of March 31, 2006, the Company had 10,092,937 common shares issued and outstanding.

     TechTeam Global, Inc. will host an investor teleconference to discuss its first quarter 2006 financial results at 4:30 p.m. EDT, today, Thursday, May 4, 2006.

     To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

     A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, May 4, 2006. This toll-free replay will be available until 6:30 p.m. EDT, Thursday, May 18, 2006. To listen to the teleconference replay, call 888-286-8010. (Outside the United States, call +1-617-801-6888.) When prompted, enter the TechTeam reservation number: 98347766.

     TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single-point-of-contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: information technology support solutions, including IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its services, call 1-800-522-4451 or visit http://www.techteam.com . TechTeam's common stock is traded on the NASDAQ National Market under the symbol "TEAM."

     Safe Harbor Statement

     The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, the effects of having an activist shareholder, including increased legal fees, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, and the Company's ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

                                 Financial Data
                              TechTeam Global, Inc.
           Condensed Consolidated Statements of Operations (unaudited)
                      (In thousands, except per share data)

                                    Three Months Ended
                                         March 31,
                                  -----------------------
                                                                %
                                     2006         2005        Change
                                  ----------   ----------   ----------
Revenue
    IT outsourcing                $   19,097   $   19,099            -
    Government technology
     services                         11,785       14,962        (21.2)%
    IT consulting and
     systems integration               7,203        5,852         23.1%
    Technical staffing                 2,195        2,015          8.9%
    Learning services                    318          110          189%
                                  ----------   ----------
Total Revenue                         40,598       42,038         (3.4)%
                                  ----------   ----------
Cost of Revenue
    IT outsourcing                    14,256       14,186          0.5%
        Asset impairment loss            580            -            -
                                  ----------   ----------
    Total IT outsourcing              14,836       14,186
    Government technology
     services                          8,345       10,626        (21.5)%
    IT consulting and
     systems integration               5,357        4,813         11.3%
    Technical staffing                 1,799        1,611         11.7%
    Learning services                    221           94          135%
                                  ----------   ----------
Total Cost of Revenue                 30,558       31,330         (2.5)%
                                  ----------   ----------
Gross Profit                          10,040       10,708         (6.2)%
    SG&A expense                       9,704        8,290         17.1%
                                  ----------   ----------
Operating Income                         336        2,418        (86.1)%
    Net interest income                  146           83
    Foreign currency
     transaction gain (loss)               7          (24)
                                  ----------   ----------
Income before Income Taxes               489        2,477        (80.3)%
    Income tax provision                 152          782
                                  ----------   ----------
Income from Continuing
 Operations                              337        1,695        (80.1)%
    Income from discontinued
     operations, net of tax                -           55
                                  ----------   ----------
Net Income                        $      337   $    1,750        (80.7)%
                                  ==========   ==========
Diluted Earnings per
 Common Share
    Continuing operations         $     0.03   $     0.17
                                  ==========   ==========
    Discontinued operations       $     0.00   $     0.01
                                  ==========   ==========
    Total                         $     0.03   $     0.18
                                  ==========   ==========
Diluted weighted average
 common shares and common
 share equivalents                    10,127        9,795          3.4%
                                  ==========   ==========

       Condensed Consolidated Statements of Financial Position (unaudited)
                                 (In thousands)

                                              March 31,    December 31,        %
                                                2006           2005          Change
                                            ------------   ------------   ------------
Current Assets
    Cash and cash equivalents               $     27,215   $     34,756          (21.7)%
    Accounts receivable, less reserves            41,892         43,696           (4.1)%
    Other current assets                           3,273          2,738           19.5%
                                            ------------   ------------
Total Current Assets                              72,380         81,190          (10.9)%
                                            ------------   ------------
Net Property, Equipment, and
 Purchased Software                                8,237          8,063            2.2%

Other Assets
    Goodwill                                      22,100         22,104              -
    Intangibles, less accumulated
     amortization                                 10,710         11,213           (4.5)%
    Other                                            441            440            0.2%
                                            ------------   ------------
Total Other Assets                                33,251         33,757           (1.5)%
                                            ------------   ------------
Total Assets                                $    113,868   $    123,010           (7.4)%
                                            ============   ============
Current Liabilities
    Accounts payable                        $      6,951   $     12,753          (45.5)%
    Accrued payroll, related taxes, and
     withholdings                                  7,886         10,020          (21.3)%
    Accrued liabilities, taxes, and
     other                                         7,354          7,882           (6.7)%
                                            ------------   ------------
Total Current Liabilities                         22,191         30,655          (27.6)%
                                            ------------   ------------
Long-Term Liabilities
    Long-term debt                                 8,999         10,937          (17.7)%
    Deferred income tax liability                  2,315          2,614          (11.4)%
    Other long-term liabilities                      529            564           (6.2)%
                                            ------------   ------------
Total long-term liabilities                       11,843         14,115          (16.1)%
                                            ------------   ------------
Shareholders' Equity
    Preferred stock                                    -              -              -
    Common stock                                     101             99            2.0%
    Additional paid-in capital                    69,122         69,148              -
    Unamortized deferred compensation                  -           (866)          (100)%
    Retained earnings                             10,598         10,261            3.3%
    Accumulated other comprehensive
     income (loss)                                    13           (402)          (103)%
                                            ------------   ------------
Total shareholders' equity                        79,834         78,240            2.0%
                                            ------------   ------------
Total Liabilities and Shareholders'
 Equity                                     $    113,868   $    123,010           (7.4)%
                                            ============   ============

           Condensed Consolidated Statements of Cash Flows (unaudited)
                                 (In thousands)

                                                                Three Months Ended March 31,
                                                              -------------------------------
                                                                   2006             2005
                                                              --------------   --------------
Operating Activities
    Net income                                                $          337   $        1,750
    Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities
        Depreciation and amortization                                  1,799            1,470
        Other adjustments                                             (6,756)           2,457
        (Income) loss from discontinued
          operations                                                       -              (55)
        Net operating cash flow from discontinued
         operations                                                       36               35
                                                              --------------   --------------
            Net cash provided by (used in)
             operating activities                                     (4,584)           5,657
                                                              --------------   --------------
Investing Activities
    Purchase of property, equipment, and
     software, net                                                    (1,307)            (809)
    Cash paid for acquisitions, net of
     cash acquired                                                      (468)         (21,260)
                                                              --------------   --------------
            Net cash used in investing activities                     (1,775)         (22,069)
                                                              --------------   --------------
Financing Activities
    Proceeds from issuance of Company stock                              560              227
    Tax benefit from exercise of stock options                            96                -
    Payments on long-term debt and notes payable                      (1,938)          (1,299)
    Proceeds from issuance of long-term debt                               -           15,000
    Net financing cash flow from discontinued
     operation                                                             -              (11)
                                                              --------------   --------------
            Net cash provided by (used in)
             financing activities                                     (1,282)          13,917
                                                              --------------   --------------
Effect of exchange rate changes on cash and
 cash equivalents                                                        100             (485)
                                                              --------------   --------------
Decrease in cash and cash equivalents                                 (7,541)          (2,980)
Cash and cash equivalents at beginning of period                      34,756           40,436
                                                              --------------   --------------
Cash and cash equivalents at end of period                    $       27,215   $       37,456
                                                              ==============   ==============

                  Reconciliation of Operating Income to EBITDA

                                         Three Months Ended
                                              March 31,
                                       -----------------------
                                                                     %
                                          2006         2005        Change
                                       ----------   ----------   ----------
Reconciliation of Operating Income
 to EBITDA
    Operating income                   $      336   $    2,418        (86.1)%
    Depreciation and amortization           1,799        1,470         22.4%
    Foreign currency transaction
     gain (loss)                                7          (24)
                                       ----------   ----------
EBITDA from Continuing Operations      $    2,142   $    3,864        (44.6)%
                                       ==========   ==========

Reconciliation of First Quarter Earnings Excluding Special Items to Net Income

                                         Pre-Tax      After-Tax     Earnings
                                        Earnings      Earnings      Per Share
                                       -----------   -----------   -----------
Reconciliation of First Quarter
 Earnings Excluding Special
 Items to Net Income
    Income excluding special items     $     1,692   $     1,119   $      0.11
    Special items-
        Asset impairment                      (580)         (377)        (0.04)
        Professional fees                     (623)         (405)        (0.04)
                                       -----------   -----------   -----------
            Total special items             (1,203)         (782)        (0.08)
                                       -----------   -----------   -----------
Net income                             $       489   $       337   $      0.03
                                       ===========   ===========   ===========

SOURCE  TechTeam Global, Inc.
    -0-                             05/04/2006
    /CONTACT: Marc J. Lichtman, Vice President and Chief Accounting Officer, +1-248-357-2866, marc.lichtman@techteam.com , or Norma F. Robbins, Investor Relations Manager, +1-248-357-2866, nrobbins@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com /
    (TEAM)